Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210
CONTACT:	Joe Dorame, Joe Diaz & Robert Blum

Lytham Partners, LLC

602-889-9700

InfuSystem Holdings, Inc. Reports Record Financial

Results for the Second Quarter 2020

Record Revenue: $26 million, a 32% Increase vs. Prior Year

Net Income: $4.1 million. an Increase of $3.8 million and

Adjusted EBITDA: $8.5 million, an 87% Increase

Company Reestablishes Full Year 2020 Guidance:

Revenues of $94 million - $97 million;

Adjusted EBITDA of $23 million - $26 million

Rochester Hills, Michigan, August 13, 2020 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the second quarter ended June 30, 2020.

Second Quarter Highlights:

●	Net revenues were $26.0 million, an increase of 32% vs. prior year.
●	Gross profit was $16.0 million, an increase of 41% vs. prior year.
●	Gross margin was 61.5%, an improvement of 3.9% vs. prior year.
●	Net income of $4.1 million, or $0.19 per diluted share, an improvement of $3.8 million compared to the net income of $0.4 million, or $0.02 per diluted share, during the prior year.
●	Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) was $8.5 million, an increase of 87% vs. prior year.

Management Discussion

Richard DiIorio, chief executive officer of InfuSystem, said, “The second quarter of 2020 was very strong, driven by increased demand for our medical equipment and services for both our reporting segments. As a result of the increased demand, we generated record financial results during the second quarter, highlighted by net revenue growth of 32% and Adjusted EBITDA growth of 87% over the prior year. Additionally, we had a significant improvement in net income for the quarter of $3.8 million, a tenfold increase compared to last year’s comparable period. I am extremely proud of our team as they continue to provide uninterrupted services to our patients and customers despite the many challenges of managing the business through a pandemic.”

“Contributing to these results are the strategic actions we took in the first quarter to increase inventory and pre-position medical equipment and supplies to allow us to meet the needs of our customers. We believe the recent elevated sales and rental of medical equipment in our DME Services segment were propelled by the COVID-19 pandemic and will most likely not recur at these levels in future quarters. However, having demonstrated our ability to adapt and respond quickly to challenging circumstances, and with the right team in place managing a growing set of value-added services, we will remain alert for additional short and long-term business opportunities and pursue them where appropriate.”

Mr. DiIorio continued, “We enter the second half of the year with strong confidence in our two-platform service model and with the encouraging trends toward greater in-home health care services. We are pleased to reestablish guidance for 2020 with the midpoint of the new guidance higher than previously issued financial targets. For the full year 2020, we are projecting net revenues to be within the range of $94.0 million to $97.0 million; Adjusted EBITDA1 to be within the range of $23.0 million to $26.0 million; and operating cash flow between the range of $16.0 million to $18.0 million. Our guidance reflects our best estimates given the current market conditions.”

“As we navigate our business through this pandemic, our priority remains the health and safety of our employees, customers and their families. I believe the dedication and commitment of our employees to provide industry-leading service makes us a stronger partner for our patients and customers. We look forward to building on our momentum and developing new opportunities that make a difference in people’s lives in the years to come,” concluded Mr. DiIorio.

2020 Second Quarter Financial Review

Results of operations

Net revenues for the second quarter ended June 30, 2020 were $26.0 million, an increase of $6.3 million, or 31.8%, compared to $19.7 million for the prior year second quarter. The increase was due to continued market penetration in Oncology and a net favorable impact from COVID-19 in the DME Services segment, resulting in a strong market demand for infusion pumps which increased both medical equipment sales and medical equipment rental revenues.

1 Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation." Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual or unanticipated charges, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures.

ITS net revenue of $15.6 million increased $3.2 million, or 25.8%, primarily due to favorable changes in the competitive environment for oncology services, improved third party payor billing throughput and other market-related organic growth.

DME Services net revenue of $10.4 million increased $3.1 million, or 42.1%, during the second quarter of 2020 as compared to the prior year period. This performance was driven by strong market demand for infusion pumps, as health care providers prepared for the potential of treating high numbers of COVID-19 patients. The demand benefited both sales of new and pre-owned medical equipment, which increased by $1.8 million and higher rental revenues, which increased by $1.2 million.

Gross profit for the second quarter of 2020 of $16.0 million increased $4.6 million, or 40.7%, from $11.4 million for the second quarter of 2019. Gross margin increased to 61.5%, during the second quarter of 2020 as compared to 57.6% during the prior year, an increase of 3.9%. The improvements were driven by the increase in net revenues creating improved operating leverage and favorable revenue mix with DME Services segment having the largest benefit and impact.

ITS gross profit was $10.3 million during the second quarter of 2020, an increase of $2.4 million, or 30.1%, compared to the prior year. ITS gross margin increased to 65.9%, compared to 63.7%, an increase of 2.2%, from the prior year, mainly due improved leverage of fixed costs.

DME Services gross profit during the second quarter of 2020 was $5.7 million, an increase of $2.2 million, or 65.0%, over the prior year. The DME gross margin increased to 54.8%, compared to 47.2%, an increase of 7.6%, from the prior year. The improvement was primarily due to the COVID-19 related increase in net revenues from medical equipment sales and rental revenue, some of which revenue involved higher than usual gross margin.

General and administrative (“G&A”) expenses for the second quarter of 2020 were $7.7 million, an increase of 12.1% from $6.9 million for the second quarter of 2019. The increase of $0.8 million was largely due to an increase in employee compensation reflecting higher staff levels supporting the growth in revenue volumes over the past 12 months and annual inflation.

Net income for the second quarter of 2020 was $4.1 million, or $0.19 per diluted share, an improvement of $3.8 million as compared to the prior year net income of $0.4 million, or $0.02 per diluted share.

Adjusted EBITDA, a non-GAAP measure, was $8.5 million, or 32.6% of net revenue, and increased by $3.9 million or 87% over Adjusted EBITDA for the prior year quarter of $4.5 million, or 22.9% of prior year net revenue.

Balance sheet and liquidity

The materially higher net revenues experienced during the quarter, plus the impacts of the COVID-19 preparedness steps begun in the first quarter of this year, resulted in higher use of cash to fund increases in working capital and an acceleration in our planned medical equipment capital expenditures. The working capital increases include higher inventories associated with an increase in our safety stock of medical supplies, particularly for our Oncology business, totaling approximately $1.4 million and higher accounts receivable balances. Also, in the first six months of 2020 we paid for $8.8 million in medical equipment with an additional $1.7 million received and accrued or placed on order with expected delivery during the second half of the year.

As of June 30, 2020, we had $11.7 million in available liquidity, including cash and undrawn amounts under our revolving credit line and our capital equipment bank facility as compared to $14.5 million at the beginning of the quarter, a reduction of $2.8 million. The decrease was partially due to our COVID-19 preparedness activities, amortization of our term debt and other non-COVID-19 related working capital increases. We estimate that our available liquidity will increase during the second half of 2020 as operating cash flows are expected to exceed cash outlays for capital expenditures during the balance of the year.

Full Year 2020 Guidance

InfuSystem is reestablishing annual guidance for the full year 2020 with net revenues estimated to be within the range of $94.0 million to $97.0 million; Adjusted EBITDA estimated to be within the range of $23.0 million to $26.0 million; and operating cash flow projected to be within the range of $16.0 million to $18.0 million. The new 2020 guidance includes net favorable impacts related to COVID-19 in the amount of $3.0 million to $4.0 million in Adjusted EBITDA that is not likely to recur in future periods once the pandemic ceases to play an important role in the market.

Previously, the Company issued estimated full year 2020 financial targets of net revenues of $89.0 million, Adjusted EBITDA of $22.0 million and cash flows from operations of $16.5 million but withdrew its financial targets due to the uncertainties associated with the impact of the COVID-19 pandemic.

The full year 2020 guidance reflects management’s current expectation for operational performance, given the current market conditions, as well as various COVID-19 related uncertainties. The Company cannot predict the degree to which COVID-19 will ultimately impact operations, however, and the effects of the COVID-19 pandemic, alone or taken together, could adversely affect future business, financial condition, results of operations and cash flows, and may also heighten other risks to which the Company is subject, including risks discussed in our most recent annual report on Form 10-K. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Effect of Coronavirus (COVID-19)

The COVID-19 global pandemic has caused significant disruption to the United States and global economies and has severely impacted the overall health care industry and the related supply chain. The focus on preparing and treating large numbers of COVID-19 patients has resulted in significant shifts in market demand and related shortages in certain types of medical equipment, including infusion pumps, while simultaneously reducing capacity for non-COVID-19 services such as elective surgeries. These market dynamics have resulted in a significant net favorable impact to InfuSystem during the second quarter. This impact included increased net revenues and margins in certain of our service lines which were partially offset by reductions in others. Some of these benefits are not expected to occur in future quarters, such as elevated levels of sales of new and pre-owed medical equipment, whereas some will continue but diminish over time, including an increased volume of rental revenues. It is uncertain what additional impact the recent resurgence in COVID-19 cases in certain regions of the United States or a second wave of COVID-19 will have on the demand for our products and services. However, we continue to prepare for future disruptions like the ones experienced during the second quarter which, if they occur, will likely include both positive and negative effects in varying amounts.

Conference Call

The Company will also conduct a conference call for all interested investors on Thursday, August 13, 2020, at 9:00 a.m. Eastern Time to discuss its second quarter 2020 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10147036, through August 20, 2020.

Non-GAAP Measures

This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring items that are not part of the normal course of business and that the Company’s management does not believe will have similar comparable year-over-year items or for non-operating items. A reconciliation of those measures to the most directly comparable GAAP measures is provided below.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The lead platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology business, Pain Management, and Wound Therapy. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payor clients. The DME Services segment is comprised of direct payor rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts and Ontario, Canada.

Forward-Looking Statements

The financial results in this press release reflect preliminary results, which are not final until the Company's Form 10-Q for the quarter ended June 30, 2020 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, business plans, objectives and prospects, future operating or financial performance. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the uncertain financial impacts of COVID-9, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	June 30		June 30
	2020	2019	2020	2019

Net revenues	$25,999	$19,723	$47,552	$37,916
Cost of revenues	10,021	8,367	18,911	16,219
Gross profit	15,978	11,356	28,641	21,697

Selling, general and administrative expenses:
Provision for doubtful accounts	238	(91)	523	(190)
Amortization of intangibles	1,075	1,124	2,150	2,249
Selling and marketing	2,449	2,476	5,067	5,078
General and administrative	7,710	6,876	16,362	14,009

Total selling, general and administrative	11,472	10,385	24,102	21,146

Operating income	4,506	971	4,539	551
Other expense:

Interest expense	(332)	(488)	(735)	(948)
Other expense	(9)	(39)	(28)	(60)

Income (loss) before income taxes	4,165	444	3,776	(457)
Provision for income taxes	(25)	(63)	(54)	(122)
Net income (loss)	$4,140	$381	$3,722	$(579)

Net income (loss) per share:
Basic	$0.21	$0.02	$0.19	$(0.03)
Diluted	0.19	0.02	0.17	(0.03)
Weighted average shares outstanding:
Basic	20,082,590	19,708,422	20,000,444	19,644,590
Diluted	21,635,705	20,583,434	21,598,071	19,644,590

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

SEGMENT REPORTING

(UNAUDITED)

	Three Months Ended
	June 30		Better/
(in thousands)	2020	2019	(Worse)

Net revenues:
ITS	$15,605	$12,408	$3,197
DME Services (inclusive of inter-segment revenues)	11,652	8,187	3,465
Less: elimination of inter-segment revenues	(1,258)	(872)	(386)
Total	25,999	19,723	6,276
Gross profit (exclusive certain inter-segment allocations):
ITS	11,537	8,775	2,762
DME Services	4,441	2,581	1,860
Total	15,978	11,356	4,622
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	10,279	7,903	2,376
DME Services	5,699	3,453	2,246
Total	15,978	11,356	4,622

(a) Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Six Months Ended
	June 30		Better/
(in thousands)	2020	2019	(Worse)

Net revenues:
ITS	$29,731	$23,714	$6,017
DME Services (inclusive of inter-segment revenues)	20,317	16,023	4,294
Less: elimination of inter-segment revenues	(2,496)	(1,821)	(675)
Total	47,552	37,916	9,636
Gross profit (exclusive certain inter-segment allocations):
ITS	21,881	16,651	5,230
DME Services	6,760	5,046	1,714
Total	28,641	21,697	6,944
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	19,385	14,830	4,555
DME Services	9,256	6,867	2,389
Total	28,641	21,697	6,944

(a) Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(UNAUDITED)

NET INCOME (LOSS) TO ADJUSTED EBITDA:
	Three Months Ended		Six Months Ended
	June 30
(in thousands)	2020	2019	2020	2019

GAAP net income (loss)	4,140	381	3,722	(579)
Adjustments:
Interest expense	332	488	735	948
Income tax provision	25	63	54	122
Depreciation	2,454	1,896	4,782	3,676
Amortization	1,075	1,124	2,150	2,249

Non-GAAP EBITDA	$8,026	$3,952	$11,443	$6,416

Stock compensation costs	357	284	563	530
Office move expenses	-	-	17	-
Early termination fees for capital leases	-	-	-	190
Exited facility costs	-	-	-	6
Management reorganization/transition costs	76	-	461	45
ASC 842 accounting principle change	-	108	-	108
Certain other non-recurring costs	6	179	34	347

Non-GAAP Adjusted EBITDA	$8,465	$4,523	$12,518	$7,642

GAAP Net Revenues	$25,999	$19,723	$47,552	$37,916
Non-GAAP Adjusted EBITDA Margin	32.6%	22.9%	26.3%	20.2%

Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of
	June 30,	December 31,
(in thousands, except share data)	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$482	$2,647
Accounts receivable, net	16,613	12,097
Inventories	4,262	2,899
Other current assets	1,457	1,662

Total current assets	22,814	19,305
Medical equipment for sale or rental	1,297	1,306
Medical equipment in rental service, net of accumulated depreciation	36,962	33,225
Property & equipment, net of accumulated depreciation	4,424	4,037
Intangible assets, net	13,313	15,463
Operating lease right of use assets	5,018	5,733
Other assets	141	155

Total assets	$83,969	$79,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,841	$7,962
Current portion of long-term debt	7,526	8,082
Other current liabilities	4,750	5,803

Total current liabilities	20,117	21,847
Long-term debt, net of current portion	33,342	30,295
Deferred income taxes	116	104
Operating lease liabilities, net of current portion	4,192	4,644

Total liabilities	57,767	56,890

Stockholders’ equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	-	-
Common stock, $.0001 par value: authorized 200,000,000 shares; issued and outstanding 23,651,557 and 20,133,068, respectively, as of June 30, 2020 and 23,400,625 and 19,882,136, respectively, as of December 31, 2019	2	2
Additional paid-in capital	83,845	83,699

Retained deficit	(57,645)	(61,367)

Total stockholders’ equity	26,202	22,334

Total liabilities and stockholders’ equity	$83,969	$79,224

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30
(in thousands)	2020	2019

OPERATING ACTIVITIES
Net income (loss)	$3,722	$(579)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	523	(190)
Depreciation	4,782	3,676
Loss on disposal of medical equipment and other assets	77	303
Gain on sale of medical equipment	(3,224)	(837)
Amortization of intangible assets	2,150	2,249
Amortization of deferred debt issuance costs	9	19
Stock-based compensation	563	530
Deferred income taxes	12	76
Changes in assets - (Increase)/Decrease:
Accounts receivable	(2,115)	(643)
Inventories	(1,363)	(488)
Other current assets	205	4
Other assets	(123)	(165)
Changes in liabilities - Increase/(Decrease):
Accounts payable and other liabilities	(956)	364
NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,262	$4,319

INVESTING ACTIVITIES
Purchase of medical equipment	(8,783)	(7,595)
Purchase of property and equipment	(680)	(298)
Proceeds from sale of medical equipment, property and equipment	971	1,333
NET CASH USED IN INVESTING ACTIVITIES	(8,492)	(6,560)

FINANCING ACTIVITIES
Principal payments on term loans, equipment line, revolving credit facility and other financing	(23,777)	(2,256)
Cash proceeds from 2019 equipment line, revolving credit facility and other financing	26,259	2,024
Debt issuance costs	-	(3)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(741)	(208)
Cash proceeds from stock plans	74	68
Common stock - issued	250	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,065	(375)

Net change in cash and cash equivalents	(2,165)	(2,616)
Cash and cash equivalents, beginning of period	2,647	4,318
Cash and cash equivalents, end of period	$482	$1,702